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                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of the 27th day of May, 1992, by and between Hospital Group of America, Inc., a Delaware corporation (the 'Company'), and Mark R. Russell (the 'Executive').

     WHEREAS, the Company desires to employ Executive and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

          1. Employment. The Company agrees to employ Executive during the Employment Period (as hereinafter defined in an executive capacity in accordance with the provisions of Section 2 hereof, and Executive agrees to be so employed by the Company, all subject to the terms and provisions of this Employment Agreement. The Employment Period shall commence on the date of the Closing (as defined in that certain Stock Purchase Agreement (the 'Stock Purchase Agreement'), dated April 6, 1992, by and among, inter alia, PSG Acquisition, Inc. ('PSG'), PSG Management, Inc. ('PSG Management') (each a wholly-owned subsidiary of The Cooper Companies, Inc. ('TCC'), Nu-Med, Inc., and PsychGroup, Inc., regarding the purchase by PSG of the stock of Hospital Group of

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     America,  Inc.  ('HGA'))  and  continue until  the earliest to occur of the following:

             (a) The third anniversary of the Closing; and

             (b) The Termination Date as defined in Section 5(d).

     In the event that the Stock Purchase Agreement is terminated for any reason whatsoever, this Employment Agreement shall be deemed null and void ab initio.

          2. Position and Duties. During the Employment Period, Executive shall serve in the capacity of Executive Vice President and Chief Operating Officer of each of HGA, PSG and PSG Management, reporting to the President and Chief Executive Officer of such entities, or in such other mutually acceptable capacity as TCC and Executive may decide. In the event that the Company forms or acquires any new or additional business unit or units engaged in the ownership or management of psychiatric care facilities, Executive, if requested by TCC, shall also serve as Executive Vice President and Chief Operating Officer of such unit or units.

          3. Compensation.

             (a) Annual Salary: During the Employment Period, the Company shall pay Executive a salary at a rate of not less than TWO HUNDRED TWENTY TWO THOUSAND SIX HUNDRED DOLLARS ($222,600) per annum ('Annual Salary'), payable in equal regular installments on the 15th and last day of each month during the Employment Period. The Company agrees to increase the Annual Salary each October

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        31st during the Employment Period at an annualized rate of five percent.
        Any such increased salary shall become the Annual Salary on and after the effective date of such increase.

             (b) Bonus: Executive shall be eligible to receive a target bonus in an annualized amount of forty percent (40%) of the Annual Salary, based upon the achievement by HGA of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and/or other targets to be mutually agreed upon by TCC and the President of HGA. Such bonus may be as much as 120% of 40% if the agreed-upon targets are exceeded by amounts mutually agreed upon between TCC and the President of HGA.

             (c) Benefits: Executive shall participate in all employee benefit plans and receive such fringe benefits as are from time to time made generally available to the Company's senior management. The Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties, in accordance with the policies and procedures established by TCC.

             (d) Automobile Allowance and Expenses: The Company shall pay Executive, on the last day of each month during the Employment Period, an automobile allowance in the amount of $600. At the Company's election, upon 180 days notice to Executive, the Company may terminate such allowance and provide Executive with a Company-owned or leased automobile, in which event the Company shall be responsible for the registration and insurance therefor. The Company shall reimburse Executive for the reasonable cost of insurance, routine maintenance and for the reasonable cost of

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        gasoline purchased  for  Executive's  business  use  of such automobile.
        All such amounts shall be included in Executive's taxable income for purposes of reporting wages and determining withholding, as determined by the Company's Tax Department. Executive agrees that he shall be entitled to no other reimbursement or allowance for automobile usage, whether pursuant to TCC or Company policy or otherwise.

             (e) Vacation: Executive shall receive four (4) weeks of vacation time per annum at times mutually agreeable to Executive and the Company.

             (f) Total Compensation: Except as set forth in that certain letter agreement, of even date herewith, with respect to performance stock options to be granted to Executive, or as otherwise hereafter agreed to by the Company in writing, the compensation set forth herein constitutes the total of all compensation to which Executive is entitled, and Executive specifically and irrevocably waives any and all right to compensation not specifically provided for herein.

          4. Incapacity. If at any time during the Employment Period Executive is unable to perform fully his duties hereunder by reason of illness, accident or other disability (as confirmed by competent medical evidence) and Executive neither is terminated pursuant to Section 5(a)(i) or otherwise nor terminates his employment, Executive shall be entitled to the following compensation and benefits: (a) During the first six months of such

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     incapacity  (but  in  no  event  beyond   the end of the Employment Period)
     (i) Executive shall be entitled to receive salary at a rate equal to the Annual Salary to which he would be entitled under this Employment Agreement and (ii) the Option shall vest to the extent it would have vested hereunder but for such incapacity. (b) During any remaining period of such incapacity (but in no event beyond the end of the Employment Period) (i) Executive shall be entitled to receive salary at a rate equal to 50% of his Annual Salary but (ii) no additional portion of the Option shall vest during such remaining period of incapacity and the dates upon which subsequent portions of the Option would have vested but for such incapacity shall be extended by a number of days equal to the number of days of such remaining period of incapacity. Notwithstanding the foregoing provisions of this Section 4, the amounts payable to Executive under this Section 4 shall be reduced by any amounts received by Executive with respect to such incapacity pursuant to any insurance policy, plan or other employee benefit provided to Executive by the Company. For the purpose of this Section 4, more than one occurrence of incapacity during the Employment Period shall be treated as a single period of incapacity regardless of any interruption in such incapacity, except that a new and separate period of incapacity shall be deemed to have commenced if (x) the illness, accident or other disability giving rise to the latest occurrence of incapacity is totally unrelated to any period incapacity, or (y) notwithstanding that the illness, accident or disability giving rise to the latest occurrence of

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     incapacity  is related to any prior incapacity, Executive has performed his duties hereunder for a continuous period of at least six months since the termination of such prior incapacity.

          5. Termination and Resignation.

             (a) Events of Termination: In the event that during the Employment Period there should occur (i) the 'Total and Permanent Incapacity' of Executive, as defined in Section 5(h); (ii) the failure or inability of Executive to perform his obligations hereunder in a manner satisfactory to the Company; (iii) the engaging by Executive in gross misconduct injurious to the Company; or (iv) the breach by Executive of Sections 6 or 7 hereof, the Company may elect to terminate the employment of Executive by written notice to Executive. In the event of such termination, the Employment Period shall terminate effective on the Termination Date and any and all rights and benefits to which Executive would otherwise be entitled under this Employment Aqreement or applicable law, if any, shall terminate, except that Executive shall be entitled to the rights and benefits set forth in Section 5(e) hereof.

             (b) Executive may terminate his employment at any time during the Employment Period for Good Reason. For purposes of this Agreement, 'Good Reason' shall mean (A) a Change in Control (as hereinafter defined); (B) any assignment to Executive of any duties other than those outlined in section 2 which are not mutually acceptable to the parties hereto; (C) any removal of Executive from

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        or  any failure  to re-elect Executive to any of the positions indicated
        in Section 2 hereof which materially alters the scope and nature of his duties, except in connection with termination of Executive's employment pursuant to Section 5(a)(iii) or 5(a)(iv) above; (D) a reduction in Executive's rate of compensation, or a material reduction in Executive's fringe benefits or any other failure by the Company to comply in all material respects with its obligations hereunder; or (E) without the express written consent of Executive, the Company requires Executive to be based more than 50 miles away from his current principal place of business.

             (c) Any termination by the Company or Executive shall be communicated by written Notice of Termination. For purposes of this Agreement a 'Notice of Termination' shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

             (d) 'Termination Date' shall mean (i) if Executive's employment is terminated by his death, the date of his death; (ii) if Executive's employment is terminated pursuant to Section 5(a)(iii) or Section 5(a)(iv) above, the date specified in the Notice of Termination; (iii) in the case of a termination by the Company pursuant to Section 5(a)(i) or Section 5(a)(ii), the date specified in the Notice of Termination which date shall be at least 30 days after the date of such Notice; or
        (iv)  in the case of  a

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        termination  by   Executive,  the   date  specified  in  the  Notice  of
        Termination which date shall be at least 30 days after the date of such Notice.

             (e) Compensation Upon Termination:

                (i) In  the event  of  termination by  the Company  pursuant  to
           Section 5(a)(i) or 5(a)(ii) above, or in the event Executive terminates his employment for Good Reason, Executive shall be entitled to receive his Annual Salary through the Termination Date and those benefits, if any, to which Executive may have become entitled prior to such Termination Date hereunder or under the Company's 401(k) savings Plan or any other employee benefit plan, together with an amount equal to one and one-half times Executive's Annual Salary on the Termination Date.

                (ii) In  the event  of a  termination of  Executive pursuant  to
           Section 5(a)(iii) or 5(a)(iv) above, Executive shall be entitled to receive his Annual Salary through the Termination Date and the Company shall have no further obligations to Executive under this Employment Agreement other than those benefits, if any, to which Executive may have become entitled prior to such Termination Date hereunder or under the Company's 401(k) savings plan or any other employee benefit plan.

             (f) Compensation Upon Resignation other than for Good Reason: If Executive shall resign his employment with the Company other than for Good Reason, Executive shall be entitled to receive his Annual Salary through the Termination Date, and the Company shall have no further obligations to Executive under this

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        Employment  Agreement  other  than  those  benefits,  if  any,  to which
        Executive may have become entitled prior to such Termination Date hereunder or under the Company's 401(k) savings plan or any other employee benefit plan.

             (g) 'Excess Parachute' Cap: In the event any payments or benefits received or to be received by Executive pursuant to this Employment Agreement in connection with a Change of Control as defined herein or in the LTIP or upon the termination of Executive's employment would not be deductible (in whole or in part) by the Company as a result of Section 280G of the Internal Revenue Code, then such payments or benefits shall be reduced by the minimum amounts necessary so that no portion thereof is not deductible. Any determination with regard to whether or not any such payments or benefits would or would not be deductible as a result of Section 280G of the Internal Revenue Code shall be made by the Company's tax counsel, in accordance with the principles of Section 28OG.

             (h) Certain Defined Terms:

                (i) A 'Total and Permanent Incapacity' shall mean such  physical or mental condition of Executive as is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of his obligations hereunder (as confirmed by competent medical evidence).

                (ii) A 'Change of Control' of the Company shall be deemed for purposes of this Section 5 to have occurred, if a third party not affiliated with TCC acquires at least a

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           majority of the shares of the capital stock of the Company.

          6. Competitive Activity. During the Employment Period and for a further period of one year thereafter, Executive shall not:

             (a) participate, without the written consent the Board of Directors or a person authorized thereby, in the management or control of, or act as a Consultant for or employee of, any business operation or any enterprise if such operation or enterprise engages in substantial competition with any material line of business at the time actively conducted by TCC, the Company, or any of their respective subsidiaries, divisions, or affiliates (collectively, the 'Companies' ); provided, however, that the foregoing shall not include the mere ownership of not more than five percent of the equity securities of any enterprise;

             (b) Solicit, in competition with the Companies, any person who is a patient customer of the business conducted by the Companies or of any business in which the Companies are substantially engaged at any time during the Employment Period; and

             (c) Induce or attempt to persuade any employee or independent contractor of the Companies to terminate his or her relationship in order to enter into competitive employment.

          7. Unauthorized Disclosure. During the Employment Period and for a further period of ten years thereafter, Executive shall not, except as required by any court or administrative

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     agency,  without  the written consent of the Board of Directors or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties to the Company, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which the Company is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Companies.

          8. Scope of Covenants; Remedies. The following provisions shall apply to the covenants contained in Section 6 and 7 hereof:

             (a) The covenants contained in Sections 6(a) and 6(b) shall apply within the territories in which any of the Companies are actively engaged in the conduct of business during the Employment Period including, without limitation, the

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        territories in  which customers are then being solicited;

             (b) Without limiting the right of TCC or the Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in Section 6 and 7 hereof, it is expressly agreed by Executive and the Company that such other remedies cannot fully compensate TCC or the Company for any such violation and that TCC and the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

             (c) Each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in
        Section 6 and 7 hereof, any term, restrictions, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency;

             (d) The covenants contained in Section 6 and 7 hereof shall survive the conclusion of the Employment Period.

          9. Assignment and Succession. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon its successors and assigns and Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his heirs, designated successors, his legal representative and guardians.

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          10.  Notices. All notices, requests,  demands and other communications made pursuant to this Employment Agreement shall be in writing and shall be deemed duly given (a) if delivered, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope addressed to the respective parties as follows:

             If to the Company:

           Hospital Group of America, Inc.
           1420 Spring Hill Road
           McLean, Virginia 22102
           Att: President

             With a copy to:

           The Cooper Companies, Inc.
           250 Park Avenue -- 6th Floor
           New York, New York 10177
           Att: Marisa F. Jacobs, Esq.

             If to Executive:

           c/o Hospital Group of America, Inc.
           1420 Spring Hill Road
           McLean, Virginia 22102

           with a copy to

           500 Tavistock Boulevard
           Haddonfield, New Jersey 08033

     or to such other address as either party may have previously furnished to the other in writing in the manner set forth above, provided that such notice of change of address shall only be effective upon receipt.

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          11. Miscellaneous.

             (a) No provision of this Agreement may be modified unless such modification is authorized by an executive officer of TCC and is agreed to in writing, signed by Executive and an executive officer of TCC.

             (b) This Employment Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party except those contained herein.

             (c) This Employment Agreement shall be construed and enforced in accordance with and governed by the laws (other than the conflict of laws rules) of the State of New York.

             (d) The invalidity of any term or terms of this Employment Agreement shall not invalidate or otherwise affect any other terms of this Employment Agreement, which shall remain in full force and effect.

             (e) This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN  WITNESS  WHEREOF,  the  parties hereto  have  executed  this Employment
Agreement on the day and year first-above written.

                                          HOSPITAL GROUP OF AMERICA, INC.

                                          By:  /S/ EDMUND C. BUJALSKI
                                               .................................
                                               NAME: EDMUND C. BUJALSKI
                                               TITLE: PRESIDENT

                                               EXECUTIVE

                                               /S/ MARK R. RUSSELL
                                               .................................
                                               MARK R. RUSSELL
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